Exhibit 7.03

July 18, 2014

The Board of Directors

China Zenix Auto International Limited

No. 1608, North Circle Road State Highway

Zhangzhou, Fujian Province 363000

People’s Republic of China

Dear Members of the Board of Directors,

Reference is made to the letter that we submitted to you on November 23, 2013 (the “2013 Letter”) regarding our preliminary non-binding proposal (the “Proposal”) for a business restructuring of China Zenix Auto International Limited (the “Company”). Capitalized terms used but not defined in this letter shall have the meanings ascribed to them in the 2013 Letter.

In light of the changes in the market conditions in the past seven months and the absence of a clear path for the parties to complete the proposed business restructuring in the near future, we are writing to inform you that the Proposal is hereby withdrawn. We intend to promptly file an amendment to our joint Schedule 13D to disclose this decision.

Sincerely,

JIANHUI LAI

By:	/s/ JIANHUI LAI

Date:	July 18, 2014

RICHWISE INTERNATIONAL INVESTMENT GROUP LIMITED

By:	/s/ Jinlei Shi

Title:	Director

Date:	July 18, 2014